Exhibit (a)(9)


                   MUNIYIELD MICHIGAN INSURED FUND II, INC.

    Articles of Amendment to Articles Supplementary creating one series of
                Auction Market Preferred Stock(R) ("AMPS(R)")


     MUNIYIELD MICHIGAN INSURED FUND II, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

     FIRST: the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to adopt an investment policy whereby under normal circumstances at least 80% of the Corporation's assets will be invested in municipal obligations with remaining maturities of one year or more that are covered by insurance guaranteeing the timely payment of principal at maturity and interest;

     SECOND: the Board of Directors of the Corporation has amended the Corporation's Articles of Incorporation, as amended and supplemented, to change the name of the Corporation from "MuniYield Michigan Fund, Inc." to "MuniYield Michigan Insured Fund II, Inc.";

     THIRD: the Board of Directors of the Corporation contemplates the issuance of an additional series of Auction Market Preferred Stock, to be designated Series B;

     FOURTH: these Articles of Amendment to the Articles Supplementary ("Articles of Amendment") have been effected in the manner and by the vote required by the Corporation's Charter and the laws of the state of Maryland. Pursuant to Section 2-607(a)(2)(i) of the Maryland


_________________
(R)   Registered trademark of Merrill Lynch & Co., Inc.

General Corporation Law, these Articles of Amendment as set forth below have been duly advised, approved and adopted by a majority of the entire Board of Directors of the Corporation, there being no stock entitled to be voted on the Articles of Amendment outstanding or subscribed for at the time of approval;

     FIFTH: the authorized capital stock of the Corporation has not been increased by these Articles of Amendment;

     SIXTH: the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption have not been changed by these Articles of Amendment;

     SEVENTH: except as amended hereby, the Corporation's Charter shall remain in full force and effect;

     EIGHTH: these Articles of Amendment shall be effective contemporaneously with the acceptance for recording or filing by the Maryland State Department of Assessments and Taxation of the Corporation's Articles Supplementary, dated May 29, 2002, creating the Corporation's Auction Market Preferred Stock, Series B; and

     NINTH: the Articles Supplementary, filed on April 7, 1992, and the Articles Supplementary, filed on December 1, 1994, each as amended by the Articles of Amendment to the Articles Supplementary, filed on December 1, 1994, each creating 1,100 shares of Auction Market Preferred Stock of the Corporation, and the Articles of Amendment to the Articles Supplementary, filed on February 26, 2002 (collectively, the "Articles

Supplementary"), are hereby amended by these Articles of Amendment as follows:

               1. The definition of "AMPS Basic Maintenance Amount" in Section 1(a) is deleted in its entirety and replaced with the following:

               "AMPS Basic Maintenance Amount," as of any Valuation Date, means the dollar amount equal to (i) the sum of (A) the product of the number of AMPS and Other AMPS Outstanding on such Valuation Date multiplied by the sum of (a) $25,000 and (b) any applicable redemption premium attributable to the designation of a Premium Call Period; (B) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each share of AMPS and Other AMPS Outstanding, in each case, to (but not including) the end of the current Dividend Period that follows such Valuation Date in the event the then current Dividend Period will end within 49 calendar days of such Valuation Date or through the 49th day after such Valuation Date in the event the then current Dividend Period will not end within 49 calendar days of such Valuation Date; (C) in the event the then current Dividend Period will end within 49 calendar days of such Valuation Date, the aggregate amount of cash dividends that would accumulate at the Maximum Applicable Rate applicable to a Dividend Period of 28 or fewer days on any AMPS and Other AMPS Outstanding from the end of such Dividend Period through the 49th day after such Valuation Date, multiplied by the larger of the Moody's Volatility Factor and the S&P Volatility

          Factor, determined from time to time by Moody's and S&P, respectively (except that if such Valuation Date occurs during a Non-Payment Period, the cash dividend for purposes of calculation would accumulate at the then current Non-Payment Period Rate); (D) the amount of anticipated expenses of the Corporation for the 90 days subsequent to such Valuation Date (including any premiums payable with respect to a Policy); (E) the amount of the Corporation's Maximum Potential Additional Dividend Liability as of such Valuation Date; and (F) any current liabilities as of such Valuation Date to the extent not reflected in any of (i)(A) through
          (i)(E) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation pursuant to repurchase agreements and any amounts payable for Michigan Municipal Bonds or Municipal Bonds purchased as of such Valuation Date) less (ii) either (A) the Discounted Value of any of the Corporation's assets, or (B) the face value of any of the Corporation's assets if such assets mature prior to or on the date of redemption of AMPS or payment of a liability and are either securities issued or guaranteed by the United States Government or Deposit Securities, in both cases irrevocably deposited by the Corporation for the payment of the amount needed to redeem shares of AMPS subject to redemption or to satisfy any of (i)(B) through
          (i)(F). For Moody's and S&P, the Corporation shall include as a liability an amount calculated semi-annually equal to 150% of the estimated cost of obtaining other insurance guaranteeing the timely payment of interest on a Moody's Eligible Asset or S&P Eligible Asset and principal thereof to maturity with respect to Moody's Eligible Assets and S&P Eligible Assets that (i) are covered by a Policy which provides the Corporation with the option to obtain such other insurance and (ii) are discounted by a Moody's Discount Factor or an S&P Discount Factor, as the case may be, determined by reference to the insurance claims-paying ability rating of the issuer of such Policy.

               2. The following definition is added to Section 1(a):

               "Fitch" means Fitch Ratings or its successors.

               3. The following definition is added to Section 1(a):

               "Inverse Floaters" means trust certificates or other instruments evidencing interests in one or more Michigan Municipal Bonds that qualify as S&P Eligible Assets (and are not part of a private placement of Michigan Municipal Bonds and satisfy the issues and original issue size or ratings requirements of clause (vi) of the definition of S&P Eligible Assets), the interest rates on which are adjusted at short term intervals on a basis that is inverse to the simultaneous readjustment of the interest rates on corresponding floating rate trust certificates or other instruments issued by the same issuer, provided that the ratio of the aggregate dollar amount of floating rate instruments to inverse floating rate instruments issued by the same issuer does not exceed one to one at their time of original issuance unless the floating rate instruments have only one reset remaining until maturity.

               4. The definition of "Moody's Discount Factor" in Section 1(a) is deleted in its entirety and replaced with the following:

               "Moody's Discount Factor" means, for purposes of determining the Discounted Value of any Michigan Municipal Bond or Municipal Bond which constitutes a Moody's Eligible Asset, the percentage determined by reference to (a)(i) the rating by Moody's or S&P on such Bond or (ii) in the event the Moody's Eligible Asset is insured under a Policy and the terms of the Policy permit the Corporation, at its option, to obtain other insurance guaranteeing the timely payment of interest on such Moody's Eligible Asset and principal thereof to maturity, the Moody's insurance claims-paying ability rating of the issuer of the Policy or (iii) in the event the Moody's Eligible Asset is insured under an insurance policy which guarantees the timely payment of interest on such Moody's Eligible Asset and principal thereof to maturity, the Moody's insurance claims-paying ability rating of the issuer of the insurance policy (provided that for purposes of clauses (ii) and (iii) if the insurance claims-paying ability of an issuer of a Policy or insurance policy is not rated by Moody's but is rated by S&P, such issuer shall be deemed to have a Moody's insurance claims-paying ability rating which is two full categories lower than the S&P insurance claims-paying ability rating) and (b) the Moody's Exposure Period, in accordance with the table set forth below:

                                                                    Rating Category
      Moody's Exposure Period        Aaa*     Aa*      A*       Baa*    Other**    VMIG-1***    SP-1+***
      -----------------------        ----     ---      --       ----    -------    ---------    --------

7 weeks or less                      151%     159%     168%     202%      229%       136%        148%
8 weeks or less but
greater than seven weeks             154      164      173      205       235        137         149
9 weeks or less but
greater than eight weeks             158      169      179      209       242        138         150

---------
*      Moody's rating.

**     Michigan Municipal Bonds and Municipal Bonds not rated by Moody's but rated BBB or BBB+ by S&P.

***    Michigan Municipal Bonds and Municipal Bonds rated MIG-1, VMIG-1 or P-1 or, if not rated by Moody's, rated SP-1+ or A-1+ by S&P which do not mature or have a demand feature at par exercisable within the Moody's Exposure Period and which do not have a long-term rating. For the purposes of the definition of Moody's Eligible Assets, these securities will have an assumed rating of "A" by Moody's.


          ; provided, however, in the event a Moody's Discount Factor applicable to a Moody's Eligible Asset is determined by reference to an insurance claims-paying ability rating in accordance with clause
          (a)(ii) or (a)(iii), such Moody's Discount Factor shall be increased by an amount equal to 50% of the difference between (a) the percentage set forth in the foregoing table under the applicable rating category and (b) the percentage set forth in the foregoing table under the rating category which is one category lower than the applicable rating category.

               Notwithstanding the foregoing, (i) a 102% Moody's Discount Factor will be applied to short-term Michigan Municipal Bonds and short-term Municipal Bonds, so long as such Michigan Municipal Bonds and Municipal Bonds are rated at least MIG-1, VMIG-1 or P-1 by Moody's and mature or have a demand feature at par exercisable within the Moody's Exposure Period, and the Moody's Discount Factor for such Bonds will be 125% if such Bonds are not rated by Moody's but are rated A-1+ or SP-1+ or AA by S&P and mature or have a demand feature at par exercisable within the Moody's Exposure Period, and
          (ii)
          no Moody's Discount Factor will be applied to cash or to Receivables for Michigan Municipal Bonds or Municipal Bonds Sold. "Receivables for Michigan Municipal Bonds or Municipal Bonds Sold," for purposes of calculating Moody's Eligible Assets as of any Valuation Date, means no more than the aggregate of the following: (i) the book value of receivables for Michigan Municipal Bonds or Municipal Bonds sold as of or prior to such Valuation Date if such receivables are due within five Business Days of such Valuation Date, and if the trades which generated such receivables are (x) settled through clearing house firms with respect to which the Corporation has received prior written authorization from Moody's or (y) with counterparties having a Moody's long-term debt rating of at least Baa3; and (ii) the Moody's Discounted Value of Michigan Municipal Bonds or Municipal Bonds sold as of or prior to such Valuation Date which generated receivables, if such receivables are due within five Business Days of such Valuation Date but do not comply with either of conditions (x) or (y) of the preceding clause (i).

               5. The following definition is added to Section 1(a): "Moody's Eligible Asset" means cash, Receivables for Michigan Municipal Bonds or Municipal Bonds Sold, a Michigan Municipal Bond or a Municipal Bond that (i) pays interest in cash, (ii) is publicly rated Baa or higher by Moody's or, if not rated by Moody's but rated by S&P, is rated at least BBB by S&P (provided that, for purposes of determining the Moody's Discount Factor applicable to any such S&P-rated Michigan Municipal Bond or S&P-rated

          Municipal Bond, such Michigan Municipal Bond or Municipal Bond (excluding any short-term Michigan Municipal Bond or Municipal Bond) will be deemed to have a Moody's rating which is one full rating category lower than its S&P rating), (iii) does not have its Moody's rating suspended by Moody's; and (iv) is part of an issue of Michigan Municipal Bonds or Municipal Bonds of at least $10,000,000. In addition, Michigan Municipal Bonds and Municipal Bonds in the Corporation's portfolio must be within the following diversification requirements in order to be included within Moody's Eligible Assets:



                   Minimum          Maximum              Maximum                 Maximum                  Maximum
                 Issue Size       Underlying            Issue Type                County            State or Territory
Rating          ($ Millions)    Obligor (%)(1)    Concentration(%)(1)(3)  Concentration(%)(1)(4)    Concentration (1)(5)
------          ------------    --------------    ----------------------  ----------------------    -------------------
Aaa........          10               100                  100                     100                    100
Aa.........          10               20                    60                      60                    60
A..........          10               10                    40                      40                    40
Baa........          10                6                    20                      20                    20
Other(2)...          10                4                    12                      12                    12

---------------
(1) The referenced percentages represent maximum cumulative totals for the related rating category and each lower rating category.
(2) Michigan Municipal Bonds and Municipal Bonds not rated by Moody's but rated BBB or BBB+ by S&P.
(3)  Does not apply to general obligation bonds.
(4)  Applicable to general obligation bonds only.
(5) Does not apply to Michigan Municipal Bonds. Territorial bonds (other than those issued by Puerto Rico and counted collectively) are each limited to 10% of Moody's Eligible Assets. For diversification purposes, Puerto Rico will be treated as a state.

               For purposes of the maximum underlying obligor requirement described above, any Michigan Municipal Bond or Municipal Bond backed by the guaranty, letter of credit or insurance issued by a third party will be deemed to be issued by such third party if the issuance of such third party credit is the sole determinant of the rating on such Bond. For purposes of the issue type concentration requirement described above, Michigan Municipal Bonds and Municipal Bonds will be classified within one of the following categories: health care issues (teaching and non-teaching hospitals, public and private), housing issues (single- and multi-family), educational facilities issues (public and private schools), student loan issues, resource recovery issues, transportation issues (mass transit, airport and highway bonds), industrial revenue/pollution control bond issues, utility issues (including water, sewer and electricity), general obligation issues, lease obligations/certificates of participation, escrowed bonds and other issues ("Other Issues") not falling within one of the aforementioned categories (includes special obligations to crossover, excise and sales tax revenue, recreation revenue, special assessment and telephone revenue bonds). In no event shall (a) more than 10% of Moody's Eligible Assets consist of student loan issues,
          (b) more than 10% of Moody's Eligible Assets consist of resource recovery issues or (c) more than 10% of Moody's Eligible Assets consist of Other Issues.

               When the Corporation sells a Michigan Municipal Bond or Municipal Bond and agrees to repurchase it at a future date, the Discounted Value of such Bond will constitute a Moody's Eligible Asset and the amount the Corporation is required to pay upon repurchase of such Bond will count as a liability for purposes of calculating the AMPS Basic Maintenance Amount. For so long as the AMPS are rated by Moody's, the Corporation will not enter into any such reverse repurchase agreements unless it has received written confirmation from Moody's that such transactions would not impair the rating then assigned the AMPS by Moody's. When the Corporation purchases a Michigan Municipal Bond or Municipal Bond and agrees to sell it at a future date to another party, cash receivable by the Corporation thereby will constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise the Discounted Value of such Bond will constitute a Moody's Eligible Asset.

               Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset if it is (i) held in a margin account, (ii) subject to any material lien, mortgage, pledge, security interest or security agreement of any kind, (iii) held for the purchase of a security pursuant to a Forward Commitment or (iv) irrevocably deposited by the Corporation for the payment of dividends or redemption.

               6. The following definition is added to Section 1(a):

               "Policy" means an insurance policy purchased by the Corporation which guarantees the payment of principal and interest on specified Michigan Municipal Bonds or Municipal Bonds during the period in which such Michigan Municipal Bonds or Municipal Bonds are owned by the Corporation; provided, however, that, as long as the AMPS are rated by Moody's and S&P, the Corporation will not obtain any Policy unless Moody's and S&P advise the Corporation in writing that the purchase of such Policy will not adversely affect their then-current rating on the AMPS.

               7. The definition of "S&P Discount Factor" in Section 1(a) is deleted in its entirety and replaced with the following:

               "S&P Discount Factor" means, for purposes of determining the Discounted Value of any Michigan Municipal Bond which constitutes an S&P Eligible Asset, the percentage determined by reference to (a)(i) the rating by S&P, Moody's or Fitch on such Bond or (ii) in the event the Michigan Municipal Bond is insured under a Policy and the terms of the Policy permit the Corporation, at its option, to obtain other permanent insurance guaranteeing the timely payment of interest on such Michigan Municipal Bond and principal thereof to maturity, the S&P insurance claims-paying ability rating of the issuer of the Policy or (iii) in the event the Michigan Municipal Bond is insured under an insurance policy which guarantees the timely payment of interest on such Michigan Municipal Bond and principal thereof to maturity, the S&P insurance claims-paying ability rating of the issuer of the insurance policy and (b) the S&P Exposure Period, in accordance with the tables set forth below:

          For Michigan Municipal Bonds:
          ----------------------------
                                               Rating Category
                                      ----------------------------------
          S&P Exposure Period         AAA*      AA*       A*       BBB*
          -------------------         ----------------------------------
          45 Business Days            215%      220%      235      275%
          25 Business Days            195       200       215      255
          10 Business Days            180       185       200      240
          7  Business Days            175       180       195      235
          3  Business Days            155       160       175      215

          ----------------------
          *  S&P rating.

               Notwithstanding the foregoing, (i) the S&P Discount Factor for short-term Michigan Municipal Bonds will be 115%, so long as such Michigan Municipal

          Bonds are rated A-1+ or SP-1+ by S&P and mature or have a demand feature exercisable in 30 days or less, or 120% so long as such Michigan Municipal Bonds are rated A-1 or SP-1 by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such Michigan Municipal Bonds are not rated by S&P but are rated VMIG-1, P-1 or MIG-1 by Moody's or F-1 + by Fitch; provided, however, such short-term Michigan Municipal Bonds rated by Moody's or Fitch but not rated by S&P having a demand feature exercisable in 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution having a short-term rating of at least A-1+ from S&P; and further provided that such short-term Michigan Municipal Bonds rated by Moody's or Fitch but not rated by S&P may comprise no more than 50% of short-term Michigan Municipal Bonds that qualify as S&P Eligible Assets, (ii) the S&P Discount Factor for Receivables for Michigan Municipal Bonds Sold that are due in more than five Business Days from such Valuation Date will be the S&P Discount Factor applicable to the Michigan Municipal Bonds sold, and (iii) no S&P Discount Factor will be applied to cash or to Receivables for Michigan Municipal Bonds Sold if such receivables are due within five Business Days of such Valuation Date. "Receivables for Michigan Municipal Bonds Sold," for purposes of calculating S&P Eligible Assets as of any Valuation Date, means the book value of receivables for Michigan Municipal Bonds sold as of or prior to such Valuation Date. The Corporation may adopt S&P Discount Factors for Municipal Bonds other than Michigan Municipal Bonds provided that S&P advises the Corporation in writing that such action will not adversely affect its then current rating on the AMPS. For purposes of the foregoing, Anticipation Notes rated SP-1 or, if not rated by S&P, rated VMIG-1 by Moody's or F-1 + by Fitch, which do not mature or have a demand feature exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term Michigan Municipal Bonds.

               8. The definition of "S&P Eligible Asset" in Section 1(a) is deleted in its entirety and replaced with the following:

               "S&P Eligible Asset" means cash, Receivables for Michigan Municipal Bonds Sold or a Michigan Municipal Bond that (i) is interest bearing and pays interest at least semi-annually; (ii) is payable with respect to principal and interest in United States Dollars; (iii) is publicly rated BBB or higher by S&P or, except in the case of Anticipation Notes that are grant anticipation notes or bond anticipation notes which must be rated by S&P to be included in S&P Eligible Assets, if not rated by S&P but rated by Moody's or Fitch, is rated at least A by Moody's or Fitch (provided that such Moody's-rated or Fitch-rated Michigan Municipal Bonds will be included in S&P Eligible Assets only to the extent the Market Value of such Michigan Municipal Bonds does not exceed 50% of the aggregate Market Value of the S&P Eligible Assets; and further provided that, for purposes of determining the S&P Discount Factor applicable to any such Moody's-rated or Fitch-rated Michigan Municipal Bond, such Michigan

          Municipal Bond will be deemed to have an S&P rating which is one full rating category lower than its Moody's rating or Fitch rating);
          (iv) is not subject to a covered call or covered put option written by the Corporation; (v) except for Inverse Floaters, is not part of a private placement of Michigan Municipal Bonds; and (vi) except for Inverse Floaters, is part of an issue of Michigan Municipal Bonds with an original issue size of at least $10 million or, if of an issue with an original issue size below $10 million (but in no event below $5 million), is either (a) issued by an issuer with a total of at least $25 million of securities outstanding or (b) rated at least A by S&P with all such Michigan Municipal Bonds not constituting more than 20% of the aggregate Market Value of S&P Eligible Assets. Notwithstanding the foregoing:

               (1) Michigan Municipal Bonds of any one issuer or guarantor (excluding bond insurers) will be considered S&P Eligible Assets only to the extent the Market Value of such Michigan Municipal Bonds does not exceed 10% of the aggregate Market Value of the S&P Eligible Assets, provided that 2% is added to the applicable S&P Discount Factor for every 1% by which the Market Value of such Michigan Municipal Bonds exceeds 5% of the aggregate Market Value of the S&P Eligible Assets;

               (2) Michigan Municipal Bonds of any one issue type category (as described below) will be considered S&P Eligible Assets only to the extent the Market Value of such Bonds does not exceed 25% of the aggregate Market Value of S&P Eligible Assets, except that Michigan Municipal Bonds falling within the utility issue type category will be broken down into three sub-categories (as described below) and such Michigan Municipal Bonds will be considered S&P Eligible Assets to the extent the Market Value of such Bonds in each such sub-category does not exceed 25% of the aggregate Market Value of S&P Eligible Assets and the Market Value of such Bonds in all three sub-categories combined does not exceed 60% of the aggregate Market Value of S&P Eligible Assets, except that Michigan Municipal Bonds falling within the transportation issue type category will be broken down into two sub-categories (as described below) and such Michigan Municipal Bonds will be considered S&P Eligible Assets to the extent the Market Value of such Bonds in both sub-categories combined (as described below) does not exceed 40% of the aggregate Market Value of S&P Eligible Assets and except that Michigan Municipal Bonds falling within the general obligation issue type category will be considered S&P Eligible Assets to the extent the Market Value of such Bonds does not exceed 50% of the aggregate Market Value of S&P Eligible Assets. For purposes of the issue type category requirement described above, Michigan Municipal Bonds will be classified within one of the following categories: health care issues, housing issues, educational facilities issues, student loan issues, transportation issues, industrial development bond issues, utility issues, general obligation issues, lease obligations, escrowed bonds and other issues not falling within one of the aforementioned categories. The general obligation issue type category includes any issuer that is directly or indirectly guaranteed by the State of Michigan or its political subdivisions. Utility issuers are included in the general obligation issue type category if the issuer is directly or indirectly guaranteed by the State of Michigan or its political subdivisions. For purposes of the issue type category requirement described above, Michigan Municipal Bonds in the utility issue type category will be classified within one of the three following sub-categories: (i) electric, gas and combination issues (if the combination issue includes an electric issue), (ii) water and sewer utilities and combination issues (if the combination issue does not include an electric issue), and (iii) irrigation, resource recovery, solid waste and other utilities, provided that Michigan Municipal Bonds included in this sub-category (iii) must be rated by S&P in order to be included in S&P Eligible Assets. For purposes of the issue type category requirement described above, Michigan Municipal Bonds in the transportation issue type category will be classified within one of the two following sub-categories: (i) streets and highways, toll roads, bridges and tunnels, airports and multi-purpose port authorities (multiple revenue streams generated by toll roads, airports, real estate, bridges), (ii) mass transit, parking, seaports and others. Exposure to transportation sub-category (i) is limited to 25% of the aggregate Market Value of S&P Eligible Assets, provided, however, exposure to transportation sub-category (i) can exceed the 25% limit to the extent that exposure to transportation sub-category (ii) is reduced, for a total exposure up to and not exceeding 40% of the aggregate Market Value of S&P Eligible Assets for the transportation issue type category; and

               (3) Michigan Municipal Bonds which are escrow bonds or defeased bonds may compose up to 100% of the aggregate Market Value of S&P Eligible Assets if such Bonds initially are assigned a rating by S&P in accordance with S&P's legal defeasance criteria or rerated by S&P as economic defeased escrow bonds and assigned an AAA rating. Michigan Municipal Bonds may be rated as escrow bonds by another nationally recognized rating agency or rerated as an escrow bond and assigned the equivalent of an S&P AAA rating, provided that such equivalent rated Bonds are limited to 50% of the aggregate Market Value of S&P Eligible Assets and are deemed to have an AA S&P rating for purposes of determining the S&P Discount Factor applicable to such Michigan Municipal Bonds. The limitations on Michigan Municipal Bonds of any one issuer in clause (1) above is not applicable to escrow bonds, however, economically defeased bonds that are either initially rated or rerated by S&P or another nationally recognized rating agency and assigned the same rating level as the issuer of the Bonds will remain in its original issue type category set forth in clause (2) above. Michigan Municipal Bonds that are legally defeased and secured by securities issued or guaranteed by the United States Government are not required to meet the minimum issuance size requirement set forth above.



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

               The Corporation may include Municipal Bonds other than Michigan Municipal Bonds as S&P Eligible Assets pursuant to guidelines and restrictions to be established by S&P provided that S&P advises the Corporation in writing that such action will not adversely affect its then current rating on the AMPS.

               9. Section 1(b) is amended by adding the term "Inverse Floaters" between the terms "Initial Margin" and "Market Value."

     The Vice President and Treasurer acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's Articles Supplementary described herein are true in all material respects, and that this statement is made under the penalties of perjury.


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


     IN WITNESS WHEREOF, MUNIYIELD MICHIGAN INSURED FUND II, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and Treasurer, a duly authorized officer of the Corporation, and attested by its Secretary as of May 29, 2002.

                                       MUNIYIELD MICHIGAN INSURED
                                       FUND II, INC.



                                       By    /s/  Donald C. Burke
                                         --------------------------------------
                                           Name: Donald C. Burke
                                           Title: Vice President and Treasurer

Attest:

         /s/  Alice A. Pellegrino
-----------------------------------------
Name:    Alice A. Pellegrino
Title:   Secretary



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